UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED SECURITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

63-0843362

(I.R.S. Employer Identification Number)

131 West Front Street

P. O. Box 249

Thomasville, Alabama 36784

(Address of Principal Executive Offices)

United Security Bancshares, Inc.

Employee Stock Ownership Plan (With 401(k) Provisions)

(Full Title of the Plan)

Larry M. Sellers

(Its Vice President, Secretary and Treasurer)

United Security Bancshares, Inc.

131 West Front Street

P. O. Box 249

Thomasville, Alabama 36784

(334) 636-5424

(Name, Address and Telephone Number of Agent For Service)

With a Copy to:

Christopher B. Harmon, Esq.

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North, Suite 2400

Birmingham, Alabama 35203

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	100,000	$28.775	$2,877,500	$232.79

(1)	Pursuant to Rule 416(a), under the Securities Act of 1933, as amended, this Registration Statement shall cover any additional shares of the Registrant’s Common Stock which become issuable under the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement.
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, and are based upon the average of the high and low prices per share of the Registrant’s Common Stock on the National Association of Securities Dealers Annotated Quotation System on October 23, 2003, as reported by the Wall Street Journal.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

EXPLANATORY NOTE

This Registration Statement is being filed in order to register 100,000 shares of common stock, par value $0.01 per share (“Common Stock”), of United Security Bancshares, Inc. (the “Registrant”), which may be sold pursuant to the terms and conditions of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) and an indeterminate number of interests in the Plan.

A prospectus meeting the requirements of Part I of this Registration Statement and containing the statement required by Item 2 of this Registration Statement has been prepared. Such prospectus is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

2. The Plan’s Annual Report on Form 11-K for the year ended December 31, 2002.

3. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002.

4. The description of the Registrant’s shares of Common Stock contained in the Registration Statement filed by the Registrant to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (“Section 145”) empowers the Registrant to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or is or was serving as such with respect to another corporation or other entity at the request of the Registrant. As permitted by Section 145, the Registrant has entered into indemnification agreements with its directors and certain officers and has purchased directors’ and officers’ liability insurance to indemnify such persons against certain liabilities which might arise in connection with their capacity as such.

As permitted by Section 102 of the General Corporation Law of Delaware, the Registrant’s Certificate of Incorporation includes as Article Ninth thereof a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director to the Registrant or any of its stockholders for monetary damages resulting from breaches of a director’s fiduciary duty of care. The Registrant’s Certificate of Incorporation also includes as Article Eleventh thereof a provision indemnifying to the fullest extent authorized by Delaware Law any person who was a director or officer of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another entity against certain liabilities which might arise in connection with their capacity as such.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:

3.1	Certificate of Incorporation of the Registrant, incorporated herein by reference to the Exhibits to Form 10-Q for the quarter ended September 30, 1999.

3.2	Bylaws of the Registrant, incorporated herein by reference to the Exhibits to Form 10-Q for the quarter ended September 30, 1999.

5	Opinion and Consent of Maynard, Cooper & Gale, P.C.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Maynard, Cooper & Gale, P.C. (included in Exhibit 5 hereto).

24	Power of Attorney of the Officers and Directors of the Registrant.

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Alabama, on this 24th day of October, 2003.

UNITED SECURITY BANCSHARES, INC.

DATE: October 24, 2003

By:	/s/ R. Terry Phillips

R. Terry Phillips President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ R. Terry Phillips R. Terry Phillips	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2003

/s/ Larry M. Sellers Larry M. Sellers	Vice President, Secretary and Treasurer (Principal Financial Officer)	October 24, 2003

/s/ Robert Steen Robert Steen	Assistant Vice President, Assistant Treasurer and Principal Accounting Officer (Principal Accounting Officer)	October 24, 2003

/s/ Dan R. Barlow Dan R. Barlow	Assistant Vice President and Director	October 24, 2003

* Linda H. Breedlove	Director	October 24, 2003

* Gerald P. Corgill	Director	October 24, 2003

Wayne C. Curtis	Director

* John C. Gordon	Director	October 24, 2003

* William G. Harrison	Director	October 24, 2003

* Hardie B. Kimbrough	Director	October 24, 2003

* Jack W. Meigs	Director	October 24, 2003

* Ray Sheffield	Director	October 24, 2003

* James C. Stanley	Director	October 24, 2003

* Howard M. Whitted	Director	October 24, 2003

* Bruce N. Wilson	Director	October 24, 2003

* R. Terry Phillips, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Commission.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Alabama, on October 24, 2003.

UNITED SECURITY BANCSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)

DATE: October 24, 2003

By:	/s/ Larry M. Sellers

Larry M. Sellers Vice President, Secretary and Treasurer